Exhibit 10.1

This COOPERATION AGREEMENT (this “Agreement”), dated as of December 16, 2024, is by and among Control Empresarial de Capitales S.A. de C.V. (the “Investor”) and Talos Energy, Inc. (the “Company”).

NOW, THEREFORE, in reliance upon the mutual covenants and agreements contained herein and for other good and valuable consideration (which is stipulated and agreed by the parties), the parties agree as follows:

1. Contests; Standstill; and Other Matters. From the date hereof until December 16, 2025 (the “Standstill Period”):

(a) The Investor shall not, and shall ensure that any person or entity whose acquisition of Voting Securities would require the Investor Group to file a Form 4 or Schedule 13D, or amendment thereto, with the U.S. Securities and Exchange Commission (the “SEC”) (together with the Investor, the “Investor Group”) does not, acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, directly or indirectly, beneficially or otherwise, any Voting Securities of the Company (other than in connection with a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the members of the Investor Group on the date of this Agreement) if, immediately after such acquisition, the members of the Investor Group, collectively, would, in the aggregate, beneficially own more than 25.00% of the outstanding shares of any class of Voting Securities (the “Ownership Cap”) (provided that any Voting Securities beneficially owned by the Investor Group that are convertible into, or exercisable or exchangeable for, Common Stock or any other class of securities of the Company entitled to vote in the election of directors of the Company shall be treated on an as-converted basis); provided, that nothing herein will require any Voting Securities owned by the Investor Group as of the date hereof to be sold by the Investor Group to the extent that the Investor Group exceeds the ownership limit under this clause (i) as a result of a share repurchase or similar Company action that reduces the number of outstanding Voting Securities; provided further, that notwithstanding anything to the contrary in this Section 1(a), if the Investor Group sells Voting Securities of the Company after the date hereof, the Investor Group may thereafter acquire, directly or indirectly, beneficially or otherwise, Voting Securities of the Company (provided that the Investor Group’s beneficial ownership of Voting Securities does not exceed the Ownership Cap). For purposes of this Section 1(a), any Voting Securities that are the subject of any derivative, swap or hedging transaction or agreement or similar arrangement that has the effect of increasing the voting power or economic interest of any member of the Investor Group in any Voting Securities shall be deemed beneficially owned by the members of the Investor Group. The Investor shall not enter, and shall ensure that none of the other members of the Investor Group shall enter, into any agreements or undertakings with any person or entity to take any action that would violate, or cause the violation of, this Section 1(a).

(b) For purposes of this Agreement, except as the context otherwise requires, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (provided, however, that for purposes of this Agreement, the members of the Investor Group and their Affiliates and Associates, on the one hand, and the Company and its Affiliates and Associates, on the other hand, shall not be deemed to be “Affiliates” or “Associates”, as applicable, of one another) and the term “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature. In addition, the term “Voting Securities” shall mean shares of the Common Stock of the Company or any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Company or such other securities.

(c) The restrictions in this Section 1 shall not be deemed to prohibit any member of the Investor Group from privately communicating with or privately submitting any proposals to the Board or the Company’s officers or from privately requesting a waiver by the Board or the Company’s officers of any of the foregoing provisions of this Section 1 so long as such communications, proposals or requests are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, proposals or requests by the Company.

2. Public Announcement and SEC Filing.

The Company shall announce the entry into this Agreement and the material terms hereof by means of a Current Report on Form 8-K containing the description set forth on Exhibit A (the “Disclosure”) as soon as practicable on or after the date of this Agreement. The Company acknowledges that the Investor Group intends to file this Agreement as an exhibit to its Schedule 13D pursuant to an amendment and the Company shall have the opportunity to review such amendment in advance of such filing (and the Investor shall in good faith consider the Company’s reasonable comments thereon). Except as otherwise expressly set forth herein, none of the Investor Group shall (i) issue a press release, or (ii) otherwise make any public statement, disclosure or announcement (including in any filing with the SEC, any regulatory or governmental agency or any stock exchange), in each case with respect to this Agreement and the actions contemplated hereby, that is inconsistent with, or otherwise contrary to, the statements in the Disclosure.

3. Representations and Warranties.

(a) The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, executed and delivered by it, and are valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally. The Company hereby represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement.

(b) The Investor represents and warrants that this Agreement and the performance by it of its obligations hereunder have been duly authorized, executed and delivered by it, and are valid and binding obligations of the Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally. The Investor represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority.

(c) The Investor represents and warrants that, as of the date hereof, it has provided the Company with accurate and complete Voting Security ownership information with respect to each member of the Investor Group prior to the date hereof. The Investor represents and warrants that the Investor Group is the beneficial owner of an aggregate of 43,545,604 shares of Common Stock (which aggregate amount includes all shares covered by any stock option arrangement in existence as of the date hereof), has no other economic interests in securities of the Company, and has not entered into any agreement or arrangement (other than with respect to any stock option arrangement in existence as of the date hereof) with any other person or entity providing for the acquisition of beneficial ownership of or any other economic interest in any Common Stock or other Voting Securities by the Investor Group. For purposes of this Agreement, except as otherwise provided herein, the terms “beneficial owner”, “beneficial ownership” and terms of like import shall have the meanings set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

4. Termination.

This Agreement shall terminate on the earliest of the dates that is (i) the last day of the Standstill Period, (ii) the date that is mutually agreed in writing by the parties, and (iii) either (A) the public announcement of the commencement of any tender or exchange offer for at least fifty percent (50%) of the Company’s common stock, in each case that the Board has approved or recommended (or not recommended against within 10 business days of such public announcement), by any person other than any member of the Investor Group, or (B) the public announcement by the Company that it has entered into a definitive agreement with respect to any merger, consolidation, business combination, sale or purchase of all or substantially all of the Company’s assets, sale or purchase of more than fifty percent (50%) of the Company’s common stock, dissolution, liquidation, restructuring, reorganization, recapitalization or similar transaction of or involving the Company and its subsidiaries.

5. Miscellaneous.

(a) Remedies; Submission to Jurisdiction.

Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates and Associates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to specific relief hereunder, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate. Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware), waives any argument that such courts are an inconvenient or improper forum and waives the right to trial by jury, (iv) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms hereof by way of equitable relief and (v) consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. Nothing in this Section 5(a) shall prevent any of the parties hereto from enforcing their respective rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, directors, officers or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including any federal, state or other governmental proceeding of any kind, against any of them. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

(b) Entire Agreement; Amendment.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof or thereof. Any previous agreements among the parties relating to the specific subject matter hereof are superseded by this Agreement. Neither this Agreement nor any provision hereof (including this Section 5(b)) may be amended, changed or waived except by a written instrument signed by the party against whom enforcement of any such amendment, change or waiver is sought, which shall be effective only to the extent specifically set forth in such written instrument.

(c) Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by email, when such email is transmitted to the email address set forth below and the appropriate confirmation is received or (ii) if given by any other means, when actually received during normal business hours at the address set forth below:

If to the Investor, to:

Paseo de las Palmas 781 Piso 3,

Colonia Lomas de Chapultepec

11000 Mexico City, Mexico

Attention: Alejandro Aboumrad Gonzalez

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:  Jorge Juantorena

     Kyle Harris

Email:    jjuantorena@cgsh.com

     kaharris@cgsh.com

If to the Company, to:

Talos Energy Inc. 333

Clay Street, Suite 3300

Houston, Texas 77002

Attention: William S. Moss III

Email:   bill.moss@talosenergy.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street

44th Floor

Houston, TX 77002-5200

Attention: John Goodgame

Email:   jgoodgame@akingump.com

(d) Severability.

If at any time any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

(e) Counterparts.

This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

(f) No Third Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

(g) Interpretation and Construction.

Each of the parties acknowledges that it has been represented by internal or external counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events relating to drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.” When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(h) Successors; No Assignments.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors of the parties hereto. This Agreement shall not be assignable by any of the parties hereto.

(i) Delays or Omissions.

It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed, by its duly authorized representative as of the date first above written.

TALOS ENERGY, INC.

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	Interim President and Chief Executive Officer

CONTROL EMPRESARIAL DE CAPITALES S.A. DE C.V.

By:	/s/ Armando Ibañez Vázquez
Name:	Armando Ibañez Vázquez
Title:	Attorney-in-Fact

EXHIBIT A

DISCLOSURE

Talos entered into a cooperation agreement (the “Agreement”) with Control Empresarial De Capitales (“Control Empresarial”). Pursuant to the Agreement, Talos and Control Empresarial and its affiliates have agreed that from today and through December 16, 2025, Control Empresarial will not acquire additional shares of Talos common stock to the extent that such acquisition would cause the investor group’s holdings of Talos common stock to exceed 25%.

On December 16, 2024, Talos Energy Inc. (the “Company”) entered into a cooperation agreement (“Cooperation Agreement”) with Control Empresarial de Capitales, S.A. de C.V. (“Control Empresarial”), an entity controlled by the family of Carlos Slim, which entity is a beneficial owner of approximately 24% of the outstanding shares of the Company’s common stock. Pursuant to the Cooperation Agreement, Control Empresarial agreed that during the term of the Cooperation Agreement that it would not (and it would ensure that any person or entity whose acquisition of voting securities of the Company would require the filing by Control Empresarial or its group of a Form 4 or a Schedule 13D, or an amendment thereto, does not) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, directly or indirectly, beneficially or otherwise, any voting securities of the Company (other than in connection with a stock split, stock dividend or similar corporate action initiated by the Company) if, immediately after such acquisition, Control Empresarial and the other members of its investor group, collectively, would, in the aggregate, beneficially own more than 25.00% of the outstanding shares of any class of voting securities of the Company. The Cooperation Agreement expires December 16, 2025 but is subject to early termination upon the occurrence of certain events described in the Cooperation Agreement.